
                                                                    NEWS RELEASE
LOGO  MARKEL CORPORATION
------------------------------------------------------------------------------------------
4521 Highwoods Parkway, Glen Allen, VA 23060      P.O. Box 2009, Glen Allen. VA 23058-2009
(804) 747-0136  (800) 446-6671  Fax: (804) 965-1600  www.markelcorp.com

                  MARKEL REPORTS RETURN TO UNDERWRITING PROFITS

FOR IMMEDIATE RELEASE                                       CONTACT: BRUCE KAY
                             TELEPHONE: 804-747-0136

         Richmond, VA, February 4, 2003 --- (NYSE - MKL) Markel Corporation reported net income of $2.67 and $7.65 per diluted share, respectively, for the quarter and year ended December 31, 2002 compared to a net loss of $4.78 and $14.73 per diluted share, respectively, for the quarter and year ended December
31, 2001. Underwriting results improved significantly in 2002. Markel produced its first quarterly underwriting profit since its acquisition of Markel
International in March of 2000. The Company reported a combined ratio of 99% and 103%, respectively, for the quarter and year ended December 31, 2002 compared to a combined ratio of 128% and 124%, respectively, for the quarter and year ended
December 31, 2001. Alan I. Kirshner, Chairman and Chief Executive Officer, commented, "We are pleased to have achieved underwriting profits in the fourth quarter. We wish to thank our associates for their hard work and dedication over the past several years. Through their efforts, our domestic operations have produced outstanding results, and we are building a strong platform in the London Market. Barring any surprises, we expect continuous improvement in our underwriting margins for the next few years and long-term growth in book value per share."

         In evaluating its operating performance, the Company focuses on core underwriting and investing results (core operations) before consideration of realized gains or losses and amortization expenses (these measures do not replace operating income or net income computed in accordance with generally accepted accounting principles as a measure of profitability). The Company believes that this measure provides meaningful information about the performance of its core underwriting and investing activities. Following is a comparison of 2002 and 2001 results on a per diluted share basis (shares in thousands).

                                                  Quarter Ended                          Year Ended
                                                  December 31,                          December 31,
                                                  ------------                          ------------
                                             2002               2001                2002               2001
                                        --------------    ----------------    ---------------    ---------------
Core operations                               $2.31             $(4.32)             $4.98             $(13.13)
Realized gains                                  .53                .26               3.37                1.52
Amortization expense                           (.17)              (.72)              (.70)              (3.12)
                                        --------------    ----------------    ---------------    ---------------
Diluted net income (loss)                      2.67              (4.78)              7.65              (14.73)

Net change in unrealized
      gains (losses) and other                 (.24)               .92               (.21)               5.72
                                        --------------    ----------------    ---------------    ---------------

Comprehensive income
      (loss)                                  $2.43             $(3.86)             $7.44              $(9.01)
                                        ==============    ================    ===============    ===============

Weighted average
diluted shares                                9,857              9,146              9,852               8,534
                                        ==============    ================    ===============    ===============

           Fourth quarter 2002 income from core operations was $2.31 per share compared to a loss from core operations of $4.32 per share in 2001. For the year ended December 31, 2002, income from core operations was $4.98 per share compared to loss from core operations of $13.13 per share in the prior year. The 2002 improvement was primarily due to minimal catastrophe losses and lower underwriting losses in discontinued lines compared to 2001 partially offset by $44 million of reserve increases in the third quarter of 2002 related primarily to asbestos exposures. In addition, underwriting results improved in each of the Company's three specialty market operating segments: Excess and Surplus Lines (E&S), Specialty Admitted and the London Insurance Market.

           The loss from core operations for the year ended December 31, 2001 was due to $213 million of reserve increases. During the fourth quarter of 2001, the Company increased loss reserves and expense charges $70 million at Markel International related to asbestos exposures, uncollectable reinsurance and additional reinsurance costs. During the third quarter of 2001, the Company recorded $75 million of estimated losses related to the terrorist attacks of September 11, 2001; $39 million of reserve increases in Markel International's discontinued worldwide motor program and $29 million of reserve increases in the Company's Brokered Excess and Surplus Lines unit.

                                                              -Premium Analysis-
                                                          Quarter Ended December 31,
                                                            (Dollars in thousands)
                                    -----------------------------------------------------------------------
                                         Gross Written Premiums                    Earned Premiums
                                         2002             2001                  2002             2001
                                    --------------- -----------------      ---------------- ---------------
Excess and Surplus Lines                $360,192        $  260,408           $    228,400       $  145,781
Specialty Admitted                        53,228            34,085                 53,773           38,730
London Insurance Market                  154,877           179,936                165,226          133,472
Other (Discontinued Lines)                 3,625            20,861                 10,549           21,845
                                    --------------- -----------------      ---------------- ---------------
     Total                              $571,922        $  495,290           $    457,948       $  339,828
                                    =============== =================      ================ ===============

                                                              -Premium Analysis-
                                                            Year Ended December 31,
                                                            (Dollars in thousands)
                                    -----------------------------------------------------------------------
                                         Gross Written Premiums                    Earned Premiums
                                         2002             2001                  2002             2001
                                    --------------- -----------------     ----------------- ---------------
Excess and Surplus Lines              $1,316,575        $  842,067           $  768,563         $  503,939
Specialty Admitted                       235,598           162,512              185,933            138,321
London Insurance Market                  622,081           715,826              558,534            467,551
Other (Discontinued Lines)                43,437            53,956               35,986             96,873
                                    --------------- -----------------     ----------------- ---------------
     Total                            $2,217,691        $1,774,361           $1,549,016         $1,206,684
                                    =============== =================     ================= ===============

            For the fourth quarter and year ended December 31, 2002, E&S and Specialty Admitted gross written premiums increased 40% and 55%, respectively, due to increased submission activity and price increases across all business units. For the fourth quarter and year ended December 31, 2002, writings in the London Insurance Market continued to meet the Company's expectations both in terms of volume and price increases achieved. However, gross written premiums in the London Insurance Market declined primarily due to stricter underwriting guidelines, reduced policy limits and the reunderwriting of some classes of business. Discontinued Lines consisted primarily of Corifrance's writings in both periods of 2002.


                                                             -Combined Ratio Analysis-
                                      -------------------------------------------------------------------------
                                                 Quarter Ended                         Year Ended
                                                 December 31,                         December 31,
                                            2002              2001               2002             2001
                                      -------------------------------------------------------------------------
Excess and Surplus Lines                     92%               95%                93%             102%
Specialty Admitted                           98%              104%               100%             101%
London Insurance Market                     104%              131%               107%             134%
Other (Discontinued Lines)                  194%              373%               292%             229%
Consolidated                                 99%              128%               103%             124%

         The E&S segment produced strong underwriting profits for the quarter and the year ended December 31, 2002. In 2002, the E&S segment benefited from an improved expense ratio due to higher volume and lower commission rates. For the 2001 year, the underwriting loss in the E&S segment was primarily the result of $29 million of adverse loss development on New York contractors business previously written by the Brokered Excess and Surplus Lines unit.

           The Specialty Admitted segment produced underwriting profits in the fourth quarter of 2002 and an underwriting break even result for the full year. In 2002, Specialty Admitted benefited from an improved expense ratio due to higher volume.

         The combined ratio for the London Market segment improved significantly for the quarter and year ended December 31, 2002 compared to the same periods last year. Starting with a 110% combined ratio in the first quarter of 2002, Markel International steadily improved to 107%, 106% and 104% combined ratios in the second, third and fourth quarters of 2002. The segment benefited from an improved expense ratio primarily due to lower commission rates. The Company is intent on strengthening Markel International's operating performance and balance sheet through a focus on expense control and underwriting discipline which includes improved risk selection, pricing and the appropriate use of reinsurance.

           The underwriting loss from Discontinued lines was $9.9 million and $68.9 million, respectively, for the fourth quarter and year ended December 31, 2002. During the third quarter of 2002, Discontinued Lines reserves were increased $44 million, primarily as a result of increases in reserves for asbestos and environmental (A&E) exposures following the completion of the Company's annual A&E review.

           The Company anticipates that all segments of the specialty insurance marketplace in which it competes will continue to provide a favorable environment for its operations. For 2003 budgeting purposes, the Company is anticipating gross premium growth of 15%, with domestic operations slightly higher and international operations slightly lower. More importantly, the Company anticipates improved underwriting margins in all operating segments for 2003. All of the Company's insurance operations have and are achieving significant rate increases. The Company expects its loss ratio to improve during 2003 as these price increases are earned.

           Fourth quarter 2002 net investment income was $43.2 million compared to $42.8 million in the prior year. Net investment income for the year ended December 31, 2002 was $170.1 compared to $170.7 million in 2001. In both periods, a larger investment portfolio offset lower investment yields. In the fourth quarter the Company recognized $8.0 million of net realized gains compared to $3.7 million of net realized gains in 2001. For the year ended December 31, 2002, net realized gains were $51.0 million compared to net realized gains of $20.0 million for the same period last year. Variability in the timing of realized and unrealized investment gains and losses is to be expected.

         For the year the Company's investment portfolio increased 20% to $4.3 billion from $3.6 billion at December 31, 2001. Cash flows from operations were approximately $500 million for 2002.

         Amortization of intangible assets was $2.6 million in the fourth quarter of 2002 compared to $7.6 million last year. For the year ended December 31, 2002, amortization of intangible assets was $10.7 million compared to $30.7 million in 2001. The Company adopted Financial Accounting Standards Board Statement (Statement) No. 142, Goodwill and Other Intangible Assets, as of January 1, 2002. The decrease in amortization in 2002 is due to the fact that goodwill is no longer amortized after the adoption of Statement No. 142. Instead, Statement No. 142 requires that goodwill and other intangible assets with indefinite useful lives be tested for impairment annually in lieu of being amortized. Intangible assets, other than goodwill, will be fully amortized by the end of the second quarter of 2003.

           The Company completed the transitional goodwill impairment test in the first quarter of 2002 and the annual goodwill impairment test in the fourth quarter of 2002, as required by Statement No. 142. The Company determined that there was no indication of goodwill impairment. The following table compares net income and net income per share for 2001, as adjusted for the adoption of Statement No. 142, with the amounts for 2002 (in thousands, except per share data):

                                                            Quarter Ended                        Year Ended
                                                            December 31,                        December 31,
                                                        2002             2001              2002             2001
                                                    ------------------------------------------------------------------
Net income (loss)                                      $26,346         $(43,736)          $75,324          $(125,717)
Add back: Goodwill amortization                              -            4,790                 -             19,162
                                                    ------------------------------------------------------------------
        Adjusted net income (loss)                     $26,346         $(38,946)          $75,324          $(106,555)
                                                    ==================================================================

Adjusted net income (loss) per share:
        Basic                                            $2.68           $(4.26)            $7.67          $(12.49)
        Diluted                                          $2.67           $(4.26)            $7.65          $(12.49)
Average shares outstanding:
        Basic                                            9,832            9,146             9,825            8,534
        Diluted                                          9,857            9,146             9,852            8,534

         Comprehensive income was $2.43 per share for the fourth quarter of 2002 compared to comprehensive loss of $3.86 per share in 2001. For the year ended December 31, 2002, comprehensive income was $7.44 per share compared to a comprehensive loss of $9.01 per share in 2001. The improvement in both periods of 2002 was primarily due to higher net income compared to net losses in both periods of 2001. The Company reported net unrealized gains, net of taxes, on its fixed maturity and equity investments of $179.2 million at December 31, 2002 compared to $173.9 million at December 31, 2001.

         Book value per common share was $117.89 at December 31, 2002 compared to $110.50 at December 31, 2001.

         In the Company's third quarter earnings release, the Company discussed the funding status of a pension plan that covers a portion of our London based associates and is closed to new participants. During the fourth quarter of 2002, the Company elected to contribute $5.0 million to the plan. At December 31, 2002, the fair value of pension plan assets exceeded the plan's accumulated benefit obligation. As a result, the potential adjustment to shareholders' equity, which was discussed in the third quarter earnings release, was not required.

           This is a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995. It also contains general cautionary statements regarding the Company's business, estimates and management assumptions. Future actual results may materially differ from those in these statements because of many factors. Among other things, the impact of the events of September 11, 2001 will depend on the number of insureds and reinsureds affected by the events, the amount and timing of losses incurred and reported and questions of how coverage applies. The occurrence of additional terrorist activities could have a material impact on the Company and the insurance industry. The Company's anticipated premium growth and anticipated improvements in underwriting profitability are based on current knowledge and assumes no man-made or natural catastrophes, no significant changes in products or personnel and no adverse changes in market conditions. Recently enacted legislation requires the Company to offer terrorism insurance. The potential impact of this legislation cannot be determined at this time. Changing legal and social trends and inherent uncertainties in the loss estimation process can adversely impact the adequacy of loss reserves and the allowance for reinsurance recoverables. In addition, industry and economic conditions can affect the ability and/or willingness of reinsurers to pay balances due. The Company continues to closely monitor Discontinued Lines and reinsurance programs and exposures. Adverse experience in these areas could lead to additional charges. Regulatory actions can impede the Company's ability to charge adequate rates and efficiently allocate capital. Economic conditions, interest and foreign exchange rate volatility can have a significant impact on the market value of fixed maturity and equity investments as well as the carrying value of other assets and liabilities. The Company's premium growth, underwriting and investment results have been and will continue to be potentially materially affected by these factors. Additional factors, which could affect the Company, are discussed in the Company's reports on Forms 8-K, 10-Q and 10-K. By making these forward looking statements, the Company is not intending to become obligated to publicly update or revise any forward looking statements whether as a result of new information, future events or other changes. Readers are cautioned not to place undue reliance on any forward looking statements, which speak only as at their dates.

         The quarterly conference call, which will involve discussion of the fourth quarter and year end financial results and may include forward-looking information, will be held later today, Tuesday, February 4th, 2003 at approximately 10:30 a.m. Eastern time. Any person interested in listening to the call, or a replay of the call, which will be available approximately two hours after the conclusion of the call until Friday, February 14, 2003, should contact Markel's Investor Relations Department at 804-747-0136. Investors, analysts and the general public may also listen to the call free over the Internet through Markel Corporation's corporate web site, www.markelcorp.com. A replay of the call will also be available on this web site until Friday, February 14, 2003.

         The webcast, the conference call and the content and permitted replays or rebroadcasts thereof, are the exclusive copyrighted property of Markel Corporation and may not be copied, taped, rebroadcast, or published in whole or in part without the express written consent of Markel Corporation.

                                 * * * * * * * *

         Markel Corporation markets and underwrites specialty insurance products and programs to a variety of niche markets. In each of these markets, the Company seeks to provide quality products and excellent customer service so that it can be a market leader. The financial goals of the Company are to earn consistent underwriting profits and superior investment returns to build shareholder value.

                                                MARKEL CORPORATION AND SUBSIDIARIES

                               Consolidated Statements of Operations and Comprehensive Income (Loss)
                                           (dollars in thousands, except per share data)

                                                               Quarter Ended                           Year Ended
                                                                December 31,                           December 31,
                                                     ---------------------------------    ---------------------------------------
                                                          2002              2001                 2002                2001
                                                     --------------    ---------------    -----------------    ------------------

OPERATING REVENUES
Earned premiums ..................................   $      457,948    $       339,828    $       1,549,016    $        1,206,684
Net investment income ............................           43,244             42,785              170,137               170,722
Net realized gains from investment sales .........            7,965              3,728               51,042                20,006
                                                     ---------------   ----------------   ------------------   -------------------
      Total Operating Revenues ...................          509,157            386,341            1,770,195             1,397,412
                                                     ---------------   ----------------   ------------------   -------------------

OPERATING EXPENSES
Losses and loss adjustment expenses ..............          316,448            296,471            1,114,610             1,049,421
Underwriting, acquisition and insurance
      expenses ...................................          138,847            139,146              487,108               450,859
Amortization of intangible assets ................            2,629              7,587               10,684                30,683
                                                     ---------------   ----------------   ------------------   -------------------
      Total Operating Expenses ...................          457,924            443,204            1,612,402             1,530,963
                                                     ---------------   ----------------   ------------------   -------------------
      Operating Income (Loss) ....................           51,233            (56,863)             157,793              (133,551)
Interest expense .................................           10,069             10,836               40,100                48,647
                                                     ---------------   ----------------   ------------------   -------------------
      Income (Loss) Before Income Taxes ..........           41,164            (67,699)             117,693              (182,198)
Income tax expense (benefit) .....................           14,818            (23,963)              42,369               (56,481)
                                                     ---------------   ----------------   ------------------   -------------------
       Net Income (Loss) .........................   $       26,346    $       (43,736)   $          75,324    $         (125,717)
                                                     ---------------   ----------------   ------------------   -------------------

OTHER COMPREHENSIVE INCOME (LOSS)
Unrealized gains on securities, net of taxes
       Net holding gains arising during the period   $        1,281    $        11,311    $          38,419    $           62,695
       Less reclassification adjustments for gains
         included in net income ..................           (5,177)            (2,422)             (33,177)              (13,003)
                                                     ---------------   ----------------   ------------------   -------------------
      Net unrealized gains (losses) ..............           (3,896)             8,889                5,242                49,692
Currency translation adjustments, net of taxes ...            1,549               (491)              (7,232)                 (863)
                                                     ---------------   ----------------   ------------------   -------------------
       Total Other Comprehensive Income (Loss) ...           (2,347)             8,398               (1,990)               48,829
                                                     ---------------   ----------------   ------------------   -------------------
       Comprehensive Income (Loss) ...............   $       23,999    $       (35,338)   $          73,334    $          (76,888)
                                                     ---------------   ----------------   ------------------   -------------------


NET INCOME (LOSS) PER SHARE
     Basic .......................................           $ 2.68             ($4.78)              $ 7.67               ($14.73)
     Diluted .....................................           $ 2.67             ($4.78)              $ 7.65               ($14.73)
                                                     ---------------   ----------------   ------------------   -------------------


Selected Data                                                                         December 31,            December 31,
                                                                                    ------------------------------------------
(dollars and shares in thousands, except per share data)                                  2002                    2001
------------------------------------------------------------------------------------------------------------------------------
Total investments and cash                                                               $  4,314,152            $  3,591,202
Reinsurance recoverable on paid and unpaid losses                                           1,730,879               1,569,012
Intangible assets                                                                             361,444                 372,128
Total assets                                                                                7,408,560               6,440,628
Unpaid losses and loss adjustment expenses                                                  4,366,803               3,699,973
Unearned premiums                                                                             937,364                 806,922
Convertible notes payable                                                                      86,109                 116,022
Long-term debt                                                                                404,384                 264,998
8.71% Capital Securities                                                                      150,000                 150,000
Total shareholders' equity                                                                  1,159,111               1,085,108
Book value per share                                                                         $ 117.89                $ 110.50
Common shares outstanding                                                                       9,832                   9,820

                                                    Markel Corporation
                                               Segment Reporting Disclosures
                                     For the Quarter and Year Ended December 31, 2002


                                          Segment Gross Written Premium

      Quarter Ended December 31,                                                  Year Ended December 31,
----------------------------------------------------------------------------------------------------------------
      2002                2001        (dollars in thousands)                   2002                   2001
----------------------------------------------------------------------------------------------------------------
$    360,192         $     260,408    Excess and Surplus Lines            $    1,316,575          $     842,067
      53,228                34,085    Specialty Admitted                         235,598                162,512
     154,877               179,936    London Insurance Market                    622,081                715,826
       3,625                20,861    Other (Discontinued Lines)                  43,437                 53,956
----------------------------------------------------------------------------------------------------------------
$    571,922         $     495,290                Consolidated            $    2,217,691          $   1,774,361
----------------------------------------------------------------------------------------------------------------

                                           Segment Net Written Premium

      Quarter Ended December 31,                                                  Year Ended December 31,
----------------------------------------------------------------------------------------------------------------
      2002                2001        (dollars in thousands)                   2002                   2001
----------------------------------------------------------------------------------------------------------------
$    253,023         $     180,306    Excess and Surplus Lines            $      902,396          $     579,651
      48,120                31,037    Specialty Admitted                         218,171                148,834
     132,299               135,075    London Insurance Market                    460,484                526,253
       1,690                12,100    Other (Discontinued Lines)                  36,137                 31,694
----------------------------------------------------------------------------------------------------------------
$    435,132         $     358,518                Consolidated            $    1,617,188          $   1,286,432
----------------------------------------------------------------------------------------------------------------

                                                Segment Revenues

      Quarter Ended December 31,                                                  Year Ended December 31,
----------------------------------------------------------------------------------------------------------------
      2002                2001        (dollars in thousands)                   2002                   2001
----------------------------------------------------------------------------------------------------------------
$    228,400         $     145,781    Excess and Surplus Lines            $      768,563          $     503,939
      53,773                38,730    Specialty Admitted                         185,933                138,321
     165,226               133,472    London Insurance Market                    558,534                467,551
      51,209                46,513    Investing                                  221,179                190,728
      10,549                21,845    Other (Discontinued Lines)                  35,986                 96,873
----------------------------------------------------------------------------------------------------------------
$    509,157         $     386,341                Consolidated            $    1,770,195          $   1,397,412
----------------------------------------------------------------------------------------------------------------

                                              Segment Profit (Loss)

      Quarter Ended December 31,                                                  Year Ended December 31,
----------------------------------------------------------------------------------------------------------------
      2002                2001        (dollars in thousands)                   2002                   2001
----------------------------------------------------------------------------------------------------------------
$     18,459         $       6,835    Excess and Surplus Lines            $       53,275          $     (10,358)
         952                (1,446)   Specialty Admitted                            (485)                (1,505)
      (6,880)              (41,443)   London Insurance Market                    (36,575)              (157,011)
      51,209                46,513    Investing                                  221,179                190,728
      (9,878)              (59,735)   Other (Discontinued Lines)                 (68,917)              (124,722)
----------------------------------------------------------------------------------------------------------------
$     53,862         $     (49,276)               Consolidated            $      168,477          $    (102,868)
----------------------------------------------------------------------------------------------------------------

                                                 Combined Ratios

      Quarter Ended December 31,                                                  Year Ended December 31,
----------------------------------------------------------------------------------------------------------------
        2002                  2001                                                  2002                   2001
----------------------------------------------------------------------------------------------------------------
         92%                   95%    Excess and Surplus Lines                       93%                   102%
         98%                  104%    Specialty Admitted                            100%                   101%
        104%                  131%    London Insurance Market                       107%                   134%
        194%                  373%    Other (Discontinued Lines)                    292%                   229%
         99%                  128%                Consolidated                      103%                   124%
----------------------------------------------------------------------------------------------------------------

                                                     #####

                                                       8